Exhibit 99.2

NYSE Amex Accepts Interleukin Genetics’ Plan to Meet Continued Listing Standards

WALTHAM, Mass., May 14 /PRNewswire-FirstCall/ – Interleukin Genetics, Inc. (NYSE: ILI) (AMEX: ILI) announced today that the Corporate Compliance Staff of the NYSE Amex LLC (the “Exchange”) has accepted the company’s plan to meet the Exchange’s continued listing standards, and has granted the company an extension to become compliant, through December 31, 2009. As a result of the Staff extension, the company was not required to attend a hearing before the Listing Qualifications Panel, as discussed in the company’s press release dated March 30, 2009.

“We are pleased with the decision by the Exchange to continue our listing and look forward to meeting the business goals established by the company in our plan,” said Lewis H. Bender, CEO, Interleukin Genetics. “The decision provides us with a reasonable timeline to achieve our objectives and become compliant with the listing standards. We look to execute on our business strategy and establish our leadership in the personalized health industry.”

The company will be subject to periodic review by the Exchange staff during the extension period. In addition, while the company expects to comply with all applicable requirements for continued listing on the Exchange by December 31, 2009, there can be no assurance that the company will be able to do so.

About Interleukin Genetics

Interleukin Genetics, Inc. (NYSE: ILI) (AMEX: ILI) , is a genetics-focused personalized health company that develops preventative consumer products and genetic tests for sale to the emerging personalized health market. Focused on the future of health and medicine, Interleukin Genetics uses its leading genetics research and scientific capabilities to develop and test innovative preventative and therapeutic products. Interleukin Genetics is headquartered in Waltham, MA. For more information about Interleukin Genetics, its products and ongoing programs, please visit http://www.ilgenetics.com.